Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-188965, 333-211486 and 333-190907), Form S-4 (No. 33-64293) and Form S-8 (Nos. 333-58127, 333-105676, 333-179702, 333-179703, 333-185143, 333-190330 and 333-197793) of Telephone and Data Systems, Inc. of our report dated February 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for interest income on equipment installment plan contracts discussed in Note 21 to the consolidated financial statements, as to which the date is May 5, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this current report on Form 8‑K.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois
May 5, 2017